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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of 3,644,312 shares of Class A common stock and to the incorporation by reference therein of our report dated January 28, 2000, with respect to the Financial Statements of Oxford Tax Exempt Fund II Limited Partnership included in the Annual Report (Form 10-K) of Oxford Tax Exempt Fund II Limited Partnership, which is incorporated by reference in Amendment No. 1 to AIMCO's Current Report on Form 8-K/A dated September 20, 2000 filed with the Securities and Exchange Commission.

                         /s/ PRICEWATERHOUSECOOPERS LLP


Washington, D.C.
December 20, 2000